American Axle & Manufacturing Holdings, Inc.

Deferred Compensation Unit -  Form of Award Agreement

THIS AGREEMENT (the “Agreement”), is made effective as of {INSERT DATE} (the “Date of Grant” or “Effective Date”), between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and {INSERT NAME} (the “Participant”):

RECITALS:

A. Prior to 2009, members of the Board of Directors received a portion of their compensation in the form of restricted stock units granted under the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (the “Plan”); and

B. The Plan expired in January 2009 and the Company wishes to continue to have a portion of the Participants’ compensation tied to a measure of total shareholder return.

Therefore, the parties agree as follows:

1. Grant of the Award. The Company grants to the Participant, on the terms and conditions set forth in this Agreement, a deferred compensation unit (a “DCU”) award covering an aggregate of {INSERT NUMBER} DCUs (the “Award”). Each DCU granted hereunder shall have a value equal to $1.00 U.S.

2. Vesting of the Award.

(a) Vesting Schedule. Subject to Section 2(b) and Section 2(c), the Award shall vest in full twelve (12) months following the Date of Grant or such earlier date in accordance with Section 2(b) below (the “Vesting Date”).

(b) Earlier Vesting. To the extent not already vested, the Award shall vest in full and be paid out upon the death or Disability (as defined below) of the Participant or upon the occurrence of a Change in Control (as defined below).

(c) Forfeiture. Except as otherwise stated in Section 2(b), if the Participant’s service as a member of the Board ceases for any reason, prior to the Vesting Date, the Award shall be forfeited and canceled without consideration.

3.	Payment of the Award.

a) Total Shareholder Return Measurement. As provided in Section 3(b) below, the number of DCUs earned under this Agreement shall be based on the Company’s Total Shareholder Return during the period beginning on the Date of Grant and ending on the Vesting Date (the “Measurement Period”).

For this purpose, Total Shareholder Return shall be determined as follows:

Total Shareholder Return	=	Change in Stock Price + Dividends Paid Beginning Stock Price

Beginning Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the thirty (30) trading days immediately prior to the first day of the Measurement Period; Ending Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the thirty (30) trading days immediately prior to the last day of the Measurement Period; Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the Measurement Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter.

b) Determination of Number of DCUs Earned. Except as otherwise provided herein, the number of DCUs earned as of the Vesting Date shall equal the product of: (a) the number of DCUs granted to the Participant pursuant to this Agreement and (b) the resulting Multiplier as determined in the Two-Step Table below. The Committee shall have the sole authority to calculate the number of earned DCUs under this Agreement.

Two-Step Table
Total Shareholder Return	Multiplier

20% or More	120%
10% – < 20%	112%
5% – < 10%	105%
-5% – < 5%	100%
-10% – < 5%	-105%
-20% – < -10%	-115%
-21% or Less	-120%

c) Calculation of Payment Amount. Payment of DCUs earned (as determined in Section 3(b) above) shall be settled in cash with the amount equal to the product of (i) $1.00 U.S. and (ii) the number of DCUs earned.

d) Normal Payment. Subject to Section 3(e), the Participant shall receive the cash payment for the earned DCUs on or before the fifteenth (15th) day of the second month following the Vesting Date (the “Payment Date”).

                e) Deferred Payment Date. If the Participant so elects on the Date of Grant, then the Participant shall have the right to receive from the Company, within 90 days after the Deferred Payment Date, the cash payment (as determined in Sections 3(a-c)) with respect to this Award if vested on or before that date. “Deferred Payment Date” shall mean the earlier of the date of the Participant’s “separation from service” within the meaning of Section 409A of the Code or the Participant’s death.

f) No Right to Continued Service as a Director. This Agreement shall not be construed as giving the Participant the right to be retained as a member of the Board.

4. Transferability. Except as otherwise provided in this Agreement, the Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution. Except for the designation of the Participant’s beneficiary, the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Award shall be void and unenforceable against the Company or any Affiliate. No permitted transfer of the Award to heirs or legatees of the Participant shall be effective to bind the Company unless the Company has been furnished with written notice of the transfer and a copy of the evidence that the Company deems necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Award.

5. Withholding. In the event that the Company is required to withhold taxes from any payments to Participants, the Company will withhold and forward the amounts to the appropriate authorities.

6. Securities Laws. In connection with the grant, vesting or payment of the Award, the Participant will make or enter into any written representations, warranties and agreements that the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

7. Notices. Notice under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other. Notice shall be effective upon receipt.

8. Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law.

9. Definitions.

(a) “Affiliate” means any corporation or other entity that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Agreement by the compensation committee of the Company.

(b) “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c) “Board of Directors” or “Board” means the Board of Directors of the Company.

(d)	“Change in Control” means any of the following events:

 (i)         Any Person, excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The consummation of any merger or other business combination involving the Company, a sale of 51% or more of the Company’s assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(iii)         Within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two thirds of the directors who then qualified as Incumbent Directors, so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control.

(e) “Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

10.  Section 409A. The Award is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes the Award not to satisfy the requirements of Section 409A of the Code, or could otherwise cause the Participant to recognize income or be subject to the interest and penalties under Section 409A of the Code, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.

11.  Signature in Counterparts. This agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

AMERICAN AXLE & MANUFACTURING

HOLDINGS, INC.

By:         ______________________________________

Name:

Title:

Agreed and acknowledged

as of the Date of Grant:

______________________

{Insert Participant Name}

______

(initials)                 I, {Insert Name}, the Participant named above, wish to defer the payment of the Award, inaccordance with and subject to the terms of Section 3(e) of this Agreement, until the date of myseparation from service, and do hereby so elect.